UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2025

HUMBL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	HMBL	OTC Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2025, HUMBL, Inc. (“HUMBL”) entered into a Termination Agreement with Multicortex, LLC (“Multicortex”). HUMBL and Multicortex previously entered into a Joint Venture Agreement on April 3, 2025 (the “JV Agreement”). Pursuant to the terms of the JV Agreement, Multicortex would become a 51% subsidiary of HUMBL pending payment of the $3,000,000 purchase price, and HUMBL would pay 15% of any Regulation A+ offering proceeds to Multicortex (up to $3,000,000). The parties entered into the Termination Agreement to terminate and restructure the JV Agreement.

As part of the Termination Agreement, HUMBL received an option to purchase 51% of Multicortex for $3,000,000 exercisable for a period of one year. In addition, HUMBL’s obligation to pay 15% of Regulation A+ proceeds to Multicortex was terminated. HUMBL believes that the Termination Agreement is a superior option to the Joint Venture Agreement because it still provides HUMBL the ability to purchase a controlling interest in Multicortex, but with the added flexibility of full control of any proceeds from a Regulation A+ offering and more time to evaluate Multicortex’s business prospects. The HUMBL common shares issued to the founders of Multicortex will also be cancelled as part of the Termination Agreement. In addition, the parties agreed in the Termination Agreement that HUMBL would continue to provide introductions and sales support for Multicortex and to work together in good faith to negotiate appropriate sales commissions.

The foregoing descriptions of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the Note which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Termination Agreement dated July 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 25, 2025	HUMBL, Inc.

	By:	/s/ Thiago Moura
Thiago Moura
President and CEO